Exhibit 99.1

Investor Contact: Steve A. Keenan
(314) 719-1755
InvestorRelations@olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FIRST QUARTER 2020 RESULTS

First Quarter 2020 Highlights

•	First quarter 2020 net loss of $80.0 million and adjusted EBITDA of $122.8 million

•	Winchester first quarter 2020 segment earnings improved year-over-year

Clayton, MO, April 29, 2020 - Olin Corporation (NYSE: OLN) announced financial results for the first quarter ended March 31, 2020.

First quarter 2020 reported net loss was $80.0 million, or $0.51 per diluted share, which compares to first quarter 2019 reported net income of $41.7 million, or $0.25 per diluted share. First quarter 2020 adjusted EBITDA of $122.8 million excludes depreciation and amortization expense of $146.5 million, information technology integration costs of $14.7 million, restructuring charges and other costs of $4.5 million. First quarter 2019 adjusted EBITDA was $270.1 million. Sales in the first quarter 2020 were $1,425.1 million compared to $1,553.4 million in the first quarter 2019.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “All Olin manufacturing facilities worldwide are currently operating, with the exception of those undergoing planned maintenance turnarounds. Planned maintenance turnaround costs were $49.7 million in first quarter 2020.

“The Chlor Alkali Products and Vinyls business experienced overall demand in the first quarter 2020 similar to the fourth quarter of 2019. During the first quarter, our Canadian chlor alkali facility was forced to reduce operating rates and ultimately shut down for 10 days due to railroad transportation issues in Canada. During the first quarter, caustic soda pricing continued to decline, falling approximately 8% in Olin’s system when compared to the fourth quarter of 2019. In second quarter 2020, we expect sequential improvement in caustic soda pricing and sequentially lower ethylene dichloride pricing. As a result of weaker customer demand and a high level of maintenance turnaround activity, we expect second quarter 2020 Chlor Alkali Products and Vinyls volumes to be meaningfully lower compared to first quarter 2020, despite higher bleach volumes. We expect the volumes in the second half of 2020 to improve from first half 2020 levels due to lower maintenance turnaround activity.

“The Epoxy business experienced a force majeure declaration by a European phenol supplier during the first quarter, which reduced epoxy resin and epoxy resin precursor production, primarily at our Stade, Germany facility. The Epoxy business also had a manufacturing plant closure and operating reductions in Asia due to the 2019 Novel Coronavirus (COVID-19). These issues reduced first quarter 2020 Epoxy segment earnings by approximately $10.0 million. The Epoxy business was able to offset these challenges with sequentially higher product pricing and lower raw material and operating costs. In the second quarter, the Epoxy business is expected to face weaker product demand from automotive and industrial coatings customers, in both Europe and North America.

“For the third consecutive quarter, the Winchester business experienced year-over-year improvement in segment earnings. Commercial ammunition demand improved throughout the first quarter of 2020. We expect this improved ammunition demand to continue in the second quarter. Winchester continues the transition to become the operator of the government-owned U.S. Army Lake City ammunition facility in the fourth quarter 2020. This multi-year contract is expected to increase Winchester’s annual revenue by $450 million to $550 million with a corresponding improvement in annual adjusted EBITDA of $40 million to $50 million.

“We are forecasting planned maintenance turnaround costs in the second quarter of approximately $55 million. We expect overall planned maintenance turnaround costs in the second half of 2020 to be approximately $50 million lower than the first half of 2020.”

LIQUIDITY

“At the present, the near term demand outlook for our chemical businesses is unclear, which places a premium on preserving and enhancing our liquidity. During the first quarter, Olin reactivated its Accounts Receivable Securitization Facility, with $150 million drawn in the first quarter and an additional $100 million drawn in April. During 2020, Olin expects to reduce working capital by approximately $150 million. Capital spending in 2020 is now forecast to be $250 million to $275 million, which compares to $386 million in 2019.

“We are continuing to evaluate all sources and uses of cash; including expanding the Accounts Receivable Securitization Facility, increasing our accounts receivable factoring arrangements, expanding our leasing portfolio, Senior Bank Credit Facility alternatives, early retirement of outstanding debt, and the ability to access the high-yield debt markets. Olin has no mandatory debt repayments until August 2022,” Fischer concluded.

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the first quarter 2020 were $759.9 million compared to $872.2 million in the first quarter 2019. First quarter 2020 segment loss was $34.3 million compared to segment earnings of $120.4 million in the first quarter 2019. The decreases in the first quarter sales and segment earnings compared to the first quarter of 2019 were primarily due to decreased caustic soda and ethylene dichloride pricing. The Chlor Alkali Products and Vinyls segment earnings were also negatively impacted by higher planned maintenance turnaround costs and rail transportation issues in Canada, which required the curtailment, and ultimately, the temporary shutdown of our Becancour, Quebec chlor alkali plant. Chlor Alkali Products and Vinyls first quarter 2020 results included depreciation and amortization expense of $118.5 million compared to $119.8 million in the first quarter 2019.

EPOXY

Epoxy sales for the first quarter 2020 were $477.2 million compared to $524.0 million in the first quarter 2019. The decrease in Epoxy sales was primarily due to lower product prices. The first quarter 2020 segment income was $11.7 million compared to $10.5 million in the first quarter of 2019. The Epoxy segment earnings were negatively affected by a force majeure declaration by a European phenol supplier, which reduced epoxy resin and epoxy resin precursor production, and Epoxy plant closures and operating reductions in Asia due to COVID-19. These events were offset by lower operating costs. Epoxy first quarter 2020 results included depreciation and amortization expense of $21.5 million compared to $26.5 million in the first quarter 2019.

WINCHESTER

Winchester sales for the first quarter 2020 were $188.0 million compared to $157.2 million in the first quarter 2019. The increase in sales was primarily due to higher commercial and military sales. First quarter 2020 segment earnings were $10.5 million compared to $9.1 million in the first quarter 2019. The increase in segment earnings was primarily due to higher commercial and military ammunition volumes and lower commodity and other material costs. These improvements were partially offset by $2.8 million of transition costs related to the U.S. Army Lake City ammunition facility contract. Winchester first quarter 2020 results included depreciation and amortization expense of $5.0 million compared to $4.9 million in the first quarter 2019.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the first quarter of 2020 decreased by $8.0 million compared to the first quarter 2019, primarily due to lower stock-based compensation costs, which includes mark-to-market adjustments.

CASH AND DEBT

The cash balance at March 31, 2020 was $194.5 million. This cash balance was supported by drawing $150 million in the first quarter from our reactivated Accounts Receivable Securitization Facility. Olin has no mandatory debt repayments until August 2022. Working capital increased $100.5 million in the first quarter 2020 due to normal seasonality.

DIVIDEND AND SHARE REPURCHASES

On April 23, 2020, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on June 10, 2020, to shareholders of record at the close of business on May 11, 2020. This will be the 374th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss first quarter 2020 financial results at 10:00 a.m. Eastern time on Thursday, April 30, 2020. Prepared remarks will be followed by a question and answer session.

Associated slides, which will be available one hour prior to the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com, under the first quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as vinyls, urethanes, and pulp and paper;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	failure to control costs or to achieve targeted cost reductions;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;

•	the negative impact from the COVID-19 pandemic and the global response to the pandemic;

•	the failure or an interruption of our information technology systems;

•	complications resulting from our multiple enterprise resource planning systems and the conversion to a new system;

•	the loss of a substantial customer for either chlorine or caustic soda could cause an imbalance in customer demand for these products;

•	our substantial amount of indebtedness and significant debt service obligations;

•	unexpected litigation outcomes;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	failure to attract, retain and motivate key employees;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	adverse changes in international markets, including economic, political or regulatory changes;

•	our long range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital; and

•	various risks associated with our transition and subsequent operation of the Lake City U.S. Army Ammunition Plant.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2020-07

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2020	2019
Sales	$1,425.1	$1,553.4
Operating Expenses:
Cost of Goods Sold	1,374.2	1,347.3
Selling and Administration	96.7	107.0
Restructuring Charges	1.7	4.0
Other Operating Income	—	0.1
Operating (Loss) Income	(47.5)	95.2
Interest Expense(b)	63.1	57.4
Interest Income	0.1	0.2
Non-operating Pension Income	4.6	3.9
Other Income(c)	—	11.2
Income (Loss) before Taxes	(105.9)	53.1
Income Tax (Benefit) Provision	(25.9)	11.4
Net (Loss) Income	$(80.0)	$41.7
Net (Loss) Income Per Common Share:
Basic	$(0.51)	$0.25
Diluted	$(0.51)	$0.25
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	157.8	165.0
Average Common Shares Outstanding - Diluted	157.8	166.1

(a)	Unaudited.

(b)	Interest expense included $4.0 million for both the three months ended March 31, 2020 and 2019, related to the 2020 ethylene payment discount.

(c)	Other income for the three months ended March 31, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Segment Information(a)

	Three Months Ended March 31,
(In millions)	2020	2019
Sales:
Chlor Alkali Products and Vinyls	$759.9	$872.2
Epoxy	477.2	524.0
Winchester	188.0	157.2
Total Sales	$1,425.1	$1,553.4
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$(34.3)	$120.4
Epoxy	11.7	10.5
Winchester	10.5	9.1
Corporate/Other:
Environmental Expense	(2.6)	(1.8)
Other Corporate and Unallocated Costs(b)	(31.1)	(39.1)
Restructuring Charges	(1.7)	(4.0)
Other Operating Income	—	0.1
Interest Expense(c)	(63.1)	(57.4)
Interest Income	0.1	0.2
Non-operating Pension Income	4.6	3.9
Other Income(d)	—	11.2
Income (Loss) before Taxes	$(105.9)	$53.1

(a)	Unaudited.

(b)
Other corporate and unallocated costs for the three months ended March 31, 2020 and 2019 included information technology integration project charges of $14.7 million and $14.1 million, respectively, associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(c)	Interest expense included $4.0 million for both the three months ended March 31, 2020 and 2019, related to the 2020 ethylene payment discount.

(d)	Other income for the three months ended March 31, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,	March 31,
(In millions, except per share data)	2020	2019	2019
Assets:
Cash & Cash Equivalents	$194.5	$220.9	$105.7
Accounts Receivable, Net	802.9	760.4	808.3
Income Taxes Receivable	19.9	13.9	6.3
Inventories, Net	667.5	695.7	717.5
Other Current Assets	54.5	23.1	46.7
Total Current Assets	1,739.3	1,714.0	1,684.5
Property, Plant and Equipment (Less Accumulated Depreciation of $3,373.8, $3,268.1 and $2,892.4)	3,282.7	3,323.8	3,433.5
Operating Lease Assets, Net	366.5	377.8	275.1
Deferred Income Taxes	39.6	35.3	31.7
Other Assets	1,205.3	1,169.1	1,131.4
Intangibles, Net	431.4	448.1	494.2
Goodwill	2,119.6	2,119.7	2,119.5
Total Assets	$9,184.4	$9,187.8	$9,169.9
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$2.0	$2.1	$126.1
Accounts Payable	668.1	651.9	637.0
Income Taxes Payable	7.4	19.8	13.0
Current Operating Lease Liabilities	76.6	79.3	69.4
Accrued Liabilities	811.8	329.1	294.4
Total Current Liabilities	1,565.9	1,082.2	1,139.9
Long-term Debt	3,489.5	3,338.7	3,067.2
Operating Lease Liabilities	295.0	303.4	206.0
Accrued Pension Liability	778.0	797.7	660.2
Deferred Income Taxes	449.9	454.5	525.9
Other Liabilities	317.0	793.8	733.1
Total Liabilities	6,895.3	6,770.3	6,332.3
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 157.8 Shares (157.7 and 164.9 in 2019)	157.8	157.7	164.9
Additional Paid-in Capital	2,122.8	2,122.1	2,239.2
Accumulated Other Comprehensive Loss	(821.1)	(803.4)	(656.9)
Retained Earnings	829.6	941.1	1,090.4
Total Shareholders’ Equity	2,289.1	2,417.5	2,837.6
Total Liabilities and Shareholders’ Equity	$9,184.4	$9,187.8	$9,169.9

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Three Months Ended March 31,
(In millions)	2020	2019
Operating Activities:
Net (Loss) Income	$(80.0)	$41.7
Gain on Disposition of Non-consolidated Affiliate	—	(11.2)
Stock-based Compensation	0.2	3.3
Depreciation and Amortization	146.5	152.9
Deferred Income Taxes	(6.5)	(3.0)
Qualified Pension Plan Contributions	(0.1)	(0.1)
Qualified Pension Plan Income	(2.8)	(2.0)
Changes in:
Receivables	(66.1)	(36.2)
Income Taxes Receivable/Payable	(18.3)	(9.9)
Inventories	24.3	(11.2)
Other Current Assets	(32.7)	(12.4)
Accounts Payable and Accrued Liabilities	(7.7)	(17.9)
Other Assets	—	2.9
Other Noncurrent Liabilities	(2.0)	6.4
Other Operating Activities	(2.7)	1.0
Net Operating Activities	(47.9)	104.3
Investing Activities:
Capital Expenditures	(95.9)	(102.2)
Proceeds from Disposition of Non-consolidated Affiliate	—	20.0
Net Investing Activities	(95.9)	(82.2)
Financing Activities:
Long-term Debt Borrowings (Repayments), Net	149.6	(50.2)
Common Stock Repurchased and Retired	—	(13.2)
Stock Options Exercised	0.5	1.4
Dividends Paid	(31.5)	(33.0)
Debt Issuance Costs	(0.4)	—
Net Financing Activities	118.2	(95.0)
Net Decrease in Cash and Cash Equivalents	(25.6)	(72.9)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.8)	(0.2)
Cash and Cash Equivalents, Beginning of Period	220.9	178.8
Cash and Cash Equivalents, End of Period	$194.5	$105.7

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended March 31,
(In millions)	2020	2019
Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (Loss) Income	$(80.0)	$41.7
Add Back:
Interest Expense	63.1	57.4
Interest Income	(0.1)	(0.2)
Income Tax (Benefit) Provision	(25.9)	11.4
Depreciation and Amortization	146.5	152.9
EBITDA	103.6	263.2
Add Back:
Restructuring Charges	1.7	4.0
Information Technology Integration Project(b)	14.7	14.1
Certain Non-recurring Items(c)	2.8	(11.2)
Adjusted EBITDA	$122.8	$270.1

(a)	Unaudited.

(b)
Information technology integration project charges for the three months ended March 31, 2020 and 2019 were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(c)
Certain non-recurring items for the three months ended March 31, 2020 included $2.8 million of charges related to the Lake City facility transition. Certain non-recurring items for the three months ended March 31, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.